Cancer Genetics Reports Third Quarter 2018 Financial Results and

Provides Strategic Business Updates

RUTHERFORD, N.J., November 19, 2018 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for immuno-oncology and genomic medicine through molecular markers and diagnostics, today announced financial and operating results for the third quarter ended September 30, 2018 as well as an update on its strategic direction and key operational initiatives.

THIRD QUARTER 2018 AND RECENT OPERATIONAL HIGHLIGHTS

●	Signed definitive agreement to merge with NovellusDx Ltd. to enhance capabilities in functional genomics which target multiple driver and/or resistance pathways required for optimal antitumor efficacy;

●	Strengthened management team with appointment of Glenn Miles as Chief Financial Officer of the Company;

●	Entered strategic partnership with Genecast Biotechnology to commercialize the Tissue of Origin® (TOO) Test in China;

●	Signed a partnership with Cellaria to develop precision medicine tools to support cancer therapeutic research with biopharma customers;

●	Signed supply agreement with Agilent Technologies to supply the company’s FISH-based HPV-Associated Cancer Test (FHACT®) for international sales;

●	Commercially launched the Thermo Fisher Scientific’s Oncomine Comprehensive Assay v3 to drive clinical trials;

●	Successfully completed the consolidation of the west coast molecular profiling laboratory and consolidated all of its solid tumor portfolio to New Jersey and North Carolina laboratories; and

●	Signed new contracts in Q3 with estimated revenue potential of up to $9.8 for biopharma and discovery/preclinical services.

John A. Roberts, Chief Executive Officer of Cancer Genetics said, “We have made substantial progress across several fronts in the third quarter of 2018. First, we signed a definitive merger agreement with NovellusDx, a leader in functional genomics. This merger will enhance Cancer Genetics’ capabilities in machine learning and functional genomics to enhance our comprehensive diagnostic capabilities and broad data set associated with tumor biology. The merger is expected to close early next year.”

“Second, we successfully completed the consolidation of our west coast facility within our planned timeline and budget. We expect that consolidation of this facility will eliminate approximately $4 million annually of our operating expenses due to the closing of this location, supporting our planned path to profitability and positive working capital position of the business. Further, we appointed Glenn Miles as our Chief Financial Officer to complement our ongoing initiatives geared toward achieving operational efficiency and optimization of the overall business. Glenn has significant experience in financial and accounting leadership and will play a key role in developing and executing Cancer Genetics’ financial strategy.”

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“This quarter, we also launched Thermo Fisher Scientific’s next-generation sequencing (NGS) Oncomine™ Comprehensive Assay v3 after completing CLIA validation. The Oncomine™ Comprehensive Assay can provide detailed understanding of cancer mutations and assisting in driving clinical oncology research. Further, we signed a non-exclusive supply agreement with Agilent Technologies Inc. to manufacture our proprietary FISH probe reagents for use in the Company’s FISH-based HPV-Associated Cancer Test (FHACT®). We believe out-licensing our probes allows for revenue growth opportunities in our international business.”

Mr. Roberts added, “As a part of our transformation strategy, we focused our efforts on expanding our biopharma business. We signed a strategic partnership with Cellaria to develop precision medicine tools that support research related to cancer therapies, which we believe will contribute to the growth of our biopharma business.” In addition, we entered a collaboration with Genecast Biotechnology to market, distribute and sell the TOO Test in China, which will bring committed revenue to the company in early 2019.

Mr. Roberts concluded, “We are proud of the many accomplishments we have achieved thus far in the year and remain committed to drive our growth initiatives as we move toward optimizing our operations, expanding our biopharma business and achieving profitability.”

THIRD QUARTER 2018 FINANCIAL RESULTS

The Company reported total revenue of $5.9 million for the third quarter of 2018 compared to revenue of $8.0 million in third quarter of 2017, a decrease of 26% or $2.1 million.

Biopharma services revenue totaled $3.8 million in the third quarter, compared to $4.2 million during the third quarter 2017, and an increase over the sequential periods Q2 2018 of $3.6 million and Q1 2018 of $3.3 million. Biopharma projects are dependent on the timing, size and duration of our contracts with pharmaceutical and biotech companies and clinical research organizations, and can fluctuate in comparable periods. The Company increased the number of clinical studies and trials it is supporting to 241, up from 191 in Q3 2017. The Company’s booking-to-billing ratio for Q3 2018 was 2.3, on $8.9 million of potential revenue from new contracts signed in the period.

Clinical Services revenue decreased by approximately $1.3 million in the third quarter of 2018 compared to the same period in 2017, from $2.9 million to $1.6 million, partly due to the impact of ASC 606 adoption and a planned reduction on the test menu being offered into this market to eliminate non-cash generating activities.

The Company’s Discovery Services contributed $0.5 million in revenue for the third quarter of 2018 driven by our acquisition of vivoPharm in August of 2017. This represents a decrease of approximately $0.4 million as compared to $0.9 million in revenue for the third quarter of 2017.

Gross profit margin was 21.7% or $1.3 million in Q3 2018, compared to 42.9% or $3.4 million in the third quarter 2017.

Total operating expenses for the third quarter of 2018 were approximately $9.3 million, an increase of 39.6%, including $1.4 million of restructuring charges, approximately $0.2 million of earned vacation payouts from position eliminations, and $0.9 million of merger and acquisition costs related to the NovellusDx transaction, as compared to $6.6 million during the third quarter of 2017.

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Net loss was $8.5 million or $0.31 per share for the third quarter of 2018, compared to a net loss of $0.6 million or $0.15 per share for the third quarter of 2017.

Unrestricted cash and cash equivalents as of September 30, 2018 totaled $1.2 million, compared to $9.5 million as of December 31, 2017.

NINE MONTHS 2018 FINANCIAL RESULTS

For the first nine months of 2018 revenues were $20.6 million as compared to $21.6 million for the first nine months of 2017, a 4.4% decrease. The Company reported a gross margin in the nine months ended September 30, 2018 of 29.3% compared to 40.6% in the same period last year, a decrease of 11.3 percentage points. Total operating expenses increased $6.4 million or 35.7% to $24.2 million for the nine months ended September 30, 2018 primarily due to incremental expenses of $2.5 million associated with the acquisition of vivoPharm, restructuring charges of $2.1 million connected with the closing of the California location and $0.9 million of merger & acquisition expenses related to the evaluation of strategic options. Net loss was $16.6 million or $0.61 per share for the nine month period of 2018, compared to a net loss of $13.0 million or $0.65 per share for the corresponding period of 2017.

ABOUT CANCER GENETICS

Cancer Genetics, Inc. is a leader in enabling precision medicine in oncology through the use of biomarkers and molecular testing. CGI is developing a global footprint with locations in the US, Australia and China. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.

The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

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Important Information and Where to Find It

In connection with the proposed transaction pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 18, 2018, by and among Cancer Genetics, Inc., Wogolos, Ltd. and NovellusDx, Ltd., Cancer Genetics intends to file relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement that will contain a proxy statement and prospectus. Investors and stockholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Cancer Genetics with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. In addition, Cancer Genetics and NovellusDx investors and stockholders will be able to obtain free copies of the proxy statement, prospectus and other documents filed by Cancer Genetics with the SEC by contacting Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070, Attention: Corporate Secretary or through the website maintained by the SEC at www.sec.gov. Investors and stockholders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the business combination between Cancer Genetics, Inc. and NovellusDx because they will contain important information.

Participants in the Solicitation

Cancer Genetics and NovellusDx, and their respective directors and executive officers and certain of their other members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the transaction between Cancer Genetics and NovellusDx. Information about Cancer Genetics’ directors and executive officers is included in Cancer Genetics’ Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 2, 2018, and the Form 10-K/A filed with the SEC on April 30, Additional information regarding these persons and their interests in the proposed transaction will be included in the proxy statement and prospectus relating to the proposed transaction when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding future financial and/or operating results and potential for our tests and services, and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from consolidation efforts and/or acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, uncertainties with respect to evaluating strategic options, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended September 30, 2018, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACTS:

Lee Roth

The Ruth Group

Tel: 646-536-7012

Email: lroth@theruthgroup.com

Media:

Kirsten Thomas

The Ruth Group

Tel: 508-280-6592

Email: kthomas@theruthgroup.com

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Cancer Genetics, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands, except par value)

	September 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,206	$9,541
Accounts receivable, net of allowance for doubtful accounts of 2018 $7,967; 2017 $6,539	8,981	10,958
Other current assets	2,928	2,707
Total current assets	13,115	23,206
FIXED ASSETS, net of accumulated depreciation	4,499	5,550
OTHER ASSETS
Restricted cash	350	350
Patents and other intangible assets, net of accumulated amortization	4,121	4,478
Investment in joint venture	242	246
Goodwill	17,257	17,992
Other	301	399
Total other assets	22,271	23,465
Total Assets	$39,885	$52,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$13,040	$8,715
Obligations under capital leases, current portion	324	272
Deferred revenue	2,409	516
Line of credit	2,764	4,137
Term note	6,000	6,000
Convertible note, net	2,302	—
Advance from NovellusDx, Ltd.	1,500	—
Total current liabilities	28,339	19,640
Obligations under capital leases	451	624
Deferred rent payable and other	283	360
Warrant liability	1,122	4,403
Deferred revenue, long-term	442	429
Total Liabilities	30,637	25,456
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 27,726 and 27,754 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	3	3
Additional paid-in capital	163,092	161,527
Accumulated other comprehensive income	104	69
Accumulated (deficit)	(153,951)	(134,834)
Total Stockholders’ Equity	9,248	26,765
Total Liabilities and Stockholders’ Equity	$39,885	$52,221

See Notes to Unaudited Consolidated Financial Statements.

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Cancer Genetics, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$5,940	$8,028	$20,643	$21,598
Cost of revenues	4,654	4,588	14,589	12,831
Gross profit	1,286	3,440	6,054	8,767
Operating expenses:
Research and development	692	981	2,046	3,080
General and administrative	5,004	4,346	14,950	11,352
Sales and marketing	1,280	1,301	4,212	3,437
Restructuring costs	1,418	—	2,151	—
Merger costs	890	—	890	—
Total operating expenses	9,284	6,628	24,249	17,869
Loss from operations	(7,998)	(3,188)	(18,195)	(9,102)
Other income (expense):
Interest expense	(465)	(350)	(1,282)	(797)
Interest income	—	10	21	37
Change in fair value of acquisition note payable	(13)	105	68	(114)
Change in fair value of warrant liability	12	2,790	2,858	(3,927)
Other (expense)	(55)	—	(78)	(46)
Total other income (expense)	(521)	2,555	1,587	(4,847)
Loss before income taxes	(8,519)	(633)	(16,608)	(13,949)
Income tax (benefit)	—	—	—	(970)
Net (loss)	$(8,519)	$(633)	$(16,608)	$(12,979)
Basic net (loss) per share	$(0.31)	$(0.03)	$(0.61)	$(0.65)
Diluted net (loss) per share	$(0.31)	$(0.15)	$(0.61)	$(0.65)
Basic weighted-average shares outstanding	27,370	21,577	27,156	20,059
Diluted weighted-average shares outstanding	27,370	22,359	27,156	20,059

Net (loss)	$(8,519)	$(633)	$(16,608)	$(12,979)
Foreign currency translation gain (loss)	(30)	(1)	35	(1)
Comprehensive (loss)	$(8,549)	$(634)	$(16,573)	$(12,980)

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